SpectrumDNA, Inc. Appoints Anthony Stonefield and Michael Dowling to its Board of Directors

Social Media Studio Adds Mobile Media and Consumer Research Pioneers to its Board

PARK CITY, Utah, Oct. 31 /PRNewswire-FirstCall/ -- SpectrumDNA, Inc.

(OTC Bulletin Board: SPXA), http://www.spectrumdna.com, a studio that develops social media applications and enterprises, announced today that it has added Anthony Stonefield and Michael Dowling to its Board of Directors.

Listed as "one of the top 50 mobile content executives" (Mobile Entertainment Magazine), Stonefield has spent 15 years as a serial entrepreneur, productizing applications for networked media development, distribution and marketing. Stonefield and his team pioneered downloadable song distribution (in cooperation with AT&T/Bell Labs) in 1995 and popularized ringtones worldwide in 2000, fueling today's $8 billion ringtone market.

Stonefield's current venture, eMotive Communications, Inc., focuses on developing and marketing solutions to expand and sustain the mobile media industry. Prior to founding eMotive, Stonefield founded and ran Moviso LLC which he sold to Vivendi Universal in 2002 and again to InfoSpace in 2003. Moviso generated over $500 million in revenue, helping double InfoSpace's stock price by driving five consecutive quarters of record net revenue.

Stonefield executive produced the worldwide mobile program for the LIVE 8 event and the world's first celebrity-based mobile video show. With broad, frontline expertise in interactive media applications and market strategies, he serves on the boards of innovative mobile companies. He has co-authored patents in the media telecom area, is an advisor to venture funds and industry analysts, and has served as an expert panelist on digital entertainment and telephony on five continents.

Michael Dowling is the Chief Executive Officer of Interpret, LLC, an innovative consumer research company that helps companies to bridge the gap between traditional and new media. With nearly 20 years of experience, Dowling has spent his career building new businesses in the entertainment, media and interactive industries.

Prior to founding Interpret, Dowling led the Nielsen Company's growth into emerging industries, such as video games, wireless and broadband. During his tenure, Dowling oversaw strategic planning and led the efforts to consolidate seven separate companies covering the film, video, music and book industries. In the process, Dowling identified an untapped market for VNU, and in 2003, launched the video game unit, Nielsen Interactive Entertainment. A pioneer in new media and measurement, Dowling is widely acknowledged as a thought leader in the in-game advertising industry, working with publishers, console manufacturers and in-game technology companies to establish in-game as a viable alternative to traditional media. Before joining Nielsen, Dowling co-founded and served as President & COO of iFUSE, a youth-oriented media company that provided integrated marketing solutions to major advertisers, such as Evian, Nike, Fox, Warner Bros., and Altoids. Dowling also served as President of Dali Media, a software development company, which built an infrastructure to support massively distributed artificial intelligence for MMOGs.

"Both Michael and Anthony are best-in-class in their respective arenas. I'm ecstatic they chose to become SpectrumDNA Directors," says SpectrumDNA CEO, Jim Banister. "Michael's counsel in measurement and consumer research is inestimably valuable in our work with media companies and advertisers/brands; and Anthony's experience and network in the mobile content arena is unsurpassed. Both of them provide SpectrumDNA an advantage as we commercialize the union of the web and mobile wireless industries."

About SpectrumDNA Inc.
SpectrumDNA, Inc. is a social media studio that develops, incubates, accelerates and packages brand-able digital networking experiences called enginets. Enginets are branded web and wireless-based experiences -- Web 2.0 (and beyond) applications -- empowering users to take active roles in their online communities. http://www.spectrumdna.com.